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NEWS                   NOBLE CORPORATION
                       13135  SOUTH DAIRY ASHFORD, SUITE 800
                       SUGAR LAND, TX  77478
                       PHONE:  281-276-6100  FAX:  281-491-2092     (NOBLE LOGO)


                    NOBLE CORPORATION ANNOUNCES CASH DIVIDEND

         SUGAR LAND, Texas, February 4, 2005 - Noble Corporation (NYSE: NE) announced today that its board of directors declared a quarterly cash dividend of $0.02 per ordinary share. The cash dividend will be paid on March 1, 2005 to members (shareholders) of record on February 16, 2005. The Company reported in November 2004 that its board of directors had taken action to modify the Company's then existing dividend policy and institute a new policy in the first quarter of 2005 for the payment of a quarterly cash dividend.

         Noble Corporation is a leading provider of diversified services for the oil and gas industry. Contract drilling services are performed with the Company's fleet of 60 mobile offshore drilling units located in key markets worldwide. This fleet consists of 13 semisubmersibles, three dynamically positioned drillships, 41 jackups and three submersibles. Approximately 80 percent of the fleet is currently deployed in international markets, principally including the Middle East, Mexico, the North Sea, Brazil, West Africa, India, and the Mediterranean Sea. The Company provides technologically advanced drilling-related products and services designed to create value for our customers. The Company also provides labor contract drilling services, well site and project management services, and engineering services. The Company's ordinary shares are traded on the New York Stock Exchange under the symbol "NE".

        Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.

For additional information, contact:
John T. Rynd, Vice President - Investor Relations, Noble Drilling Services Inc. Noble Corporation, 281-276-6100